Exhibit 99.1

FOR IMMEDIATE RELEASE

Hallmark Announces AM Best Rating Changes, Interim Final Arbitration Award, and Partnership with an AM Best “A” Rated Carrier

DALLAS, Texas, (May 5, 2023) - AM Best announced today that it has downgraded the Long-Term Issuer Credit Rating (Long-Term ICR) to “bb” (Fair) from “bbb-” (Good) and the associated Long-Term Issue Ratings (Long-Term IRs) of Hallmark Financial Services, Inc. (Hallmark) [NASDAQ: HALL]. Concurrently, AM Best has downgraded the Financial Strength Rating (FSR) to B++ (Good) from A- (Excellent) and the Long-Term ICRs to “bbb” (Good) from “a-” (Excellent) of the members of Hallmark Insurance Group. In addition, AM Best has maintained the under review with negative implications status of all Credit Ratings (ratings).

As previously disclosed in Hallmark’s public filings, certain of Hallmark’s subsidiaries are parties to an arbitration proceeding relating to a Loss Portfolio Transfer Reinsurance Contract with DARAG Bermuda Ltd. and DARAG Insurance Limited. On May 4, 2023, the arbitration panel rendered an interim final award, subject to final determination of certain amounts under settlement. The results of the award will result in a loss to Hallmark that we estimate to be in a range of $25 to $35 million. AM Best indicated that its continuing review of Hallmark’s rating would be subject to several factors, including the final disposition of this arbitration proceeding.

We understand that in certain situations, an insured requires AM Best “A” rated paper, for which we have entered a partnership with an AM Best “A” rated carrier. They operate as an independent brand of a Fortune 500 holding company with insurance, reinsurance, and investment operations around the world. This carrier will allow Hallmark to underwrite our policies on their paper to accommodate such requirements.

In addition, we have been advised by Core Specialty, which in October 2022 acquired our Excess & Surplus Lines Operations, that it has concluded the interim period during which it was issuing Hallmark policies in respect of the E&S business and will now be issuing new and renewal policies using its “A- (positive)” insurance carrier subsidiaries and own systems. Such policies were fully reinsured by a Core Specialty insurance carrier subsidiary from the date of acquisition.

About Hallmark

Hallmark is a property and casualty insurance holding company with a diversified portfolio of insurance products written on a national platform. With six insurance subsidiaries, Hallmark markets, underwrites and services commercial and personal insurance in select markets. Hallmark is headquartered in Dallas, Texas, and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Chris Kenney

Chief Executive Officer

817.348.1600

www.hallmarkgrp.com